Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of 3,648,651 shares of common stock of Modular Medical, Inc. of our report dated June 26, 2023, with respect to the consolidated balance sheets of Modular Medical, Inc. as of March 31, 2023 and 2022 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which appears in the Annual Report on Form 10-K of Modular Medical, Inc. filed with the Securities and Exchange Commission on June 26, 2023. Our report dated June 26, 2023, relating to those consolidated financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Modular Medical, Inc.’s ability to continue as a going concern.

/s/ Farber Hass Hurley LLP

Chatsworth, California

April 18, 2024